PIONEER FLOATING RATE TRUST ANNOUNCES FINAL RESULTS OF TENDER OFFER

FOR IMMEDIATE RELEASE

December 28, 2020

Boston, Massachusetts — Pioneer Floating Rate Trust (NYSE: PHD) (the “Fund”) announced today the final results for the previously announced issuer tender offer for up to 50% of the Fund’s outstanding common shares (the “Shares”). The Fund’s tender offer expired on Tuesday, December 22, 2020, at 5:00 p.m. Eastern Standard Time.

The Fund has accepted 12,369,087 duly tendered and not withdrawn Shares, representing approximately 50% of the Fund’s outstanding Shares. The Shares accepted for tender were repurchased at a price of $11.0616, equal to 98.5% of the net asset value per Share of $11.23 as of the close of regular trading on the New York Stock Exchange on December 23, 2020, the pricing date stated in the Offer to Purchase. Because the total number of Shares tendered exceeds the number of Shares offered to purchase, all tendered Shares are subject to pro-ration in accordance with the terms of the Offer to Purchase. Under final pro-ration, 86.4% of the Shares tendered will be accepted for payment, subject to adjustment for fractional shares. Payment for the accepted Shares will be made on or about December 28, 2020. Following the purchase of the tendered Shares, the Fund will have approximately 12,369,087 Shares outstanding.

Any questions about the tender offer can be directed to AST Fund Solutions, LLC, the information agent for the tender offer, toll free at (877) 478-5039.

About Pioneer Floating Rate Trust

The Fund is a closed-end investment company traded on the NYSE under the symbol PHD. The Fund seeks a high level of current income. The Fund also seeks preservation of capital as a secondary objective to the extent consistent with its primary objective.

About Amundi Pioneer Asset Management

Amundi Pioneer is the U.S. business of Amundi, Europe’s largest asset manager by assets under management and ranked among the ten largest globally[1]. Boston is one of Amundi’s six main global investment hubs and offers a broad range of fixed-income, equity, and multi-asset investment solutions in close partnership with wealth management firms, distribution platforms, and institutional investors across the Americas, Europe, and Asia-Pacific. Our long history of proprietary research, robust risk management, disciplined investment processes, and strong client relationships has made Amundi Pioneer an investment advisor of choice among leading institutional and individual investors worldwide. Amundi Pioneer had approximately $89 billion in assets under management as of September 30, 2020.

[1] Source IPE “Top 500 asset managers” published in June 2020 and based on AUM as of end December 2019.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “could,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking. Such forward-looking statements are based upon the Fund’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual events may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC which are available at http://www.sec.gov. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to update publicly these statements for any reason, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this press release.

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Media Inquiries Please Contact: Geoff Smith, 617-422-4758

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